Exhibit 3.64

SECOND AMENDED AND RESTATED OPERATING AGREEMENT

OF

ADVANCED DISPOSAL SERVICES EMERALD PARK LANDFILL, LLC

This Operating Agreement of Advanced Disposal Services Emerald Park Landfill, LLC is made effective as of this 14th day of December, 2012 by Advanced Disposal Services Midwest, LLC (the “Member”).

ARTICLE 1

DEFINED TERMS

The following capitalized terms shall have the meanings specified in this Article 1. Other terms are defined in the text of this Operating Agreement; and, throughout this Operating Agreement, those terms shall have the meanings respectively ascribed to them.

“Act” means the Wisconsin Limited Liability Company Act, as amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

“Company” means the limited liability company organized in accordance with this Operating Agreement.

“Secretary of State” means the Secretary of State of the State of Wisconsin.

“Interest” means the Member’s share of the Profits and Losses of, and the right to receive distributions from, the Company.

“Membership Rights” means all of the rights of the Member in the Company, including the Member’s: (a) Interest; (b) right to inspect the Company’s books and records; (c) right to participate in the management of and vote on matters coming before the Company; and (d) unless this Operating Agreement or the Articles of Organization provide to the contrary, right to act as an agent of the Company.

“Operating Agreement” means this Second Amended and Restated Operating Agreement of Advanced Disposal Services Emerald Park Landfill, LLC, a Wisconsin limited liability company, as amended from time to time.

“Person” means and includes an individual, partnership, association, domestic or foreign limited liability company, trust, estate, association, corporation or other legal or commercial entity.

“Profit” and “Loss” means, for each taxable year of the Company (or other period for which Profit or Loss must be computed) the Company’s taxable income or loss determined in accordance with the Code.

“Treasury Regulations” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

“Successor” means any Person to whom all or any part of an Interest is Transferred in accordance with the terms hereof.

“Transfer” means, when used as a noun, (a) any voluntary sale, hypothecation, pledge, assignment, attachment or other transfer of any Interest, and (b) any transfer of any Interest initiated by a lender in connection with the enforcement of its rights under a senior credit facility that is secured, in whole or in part, by a pledge of such Interest, and, when used as a verb, (x) to voluntarily sell, hypothecate, pledge, assign or otherwise transfer any Interest, and (y) with respect to any lender, to sell, hypothecate, pledge, assign or otherwise transfer any Interest in connection with the enforcement of such lender’s rights under any senior credit facility that is secured, in whole or in part, by a pledge of such Interest.

“Units” means an ownership interest in the Company, representing the holder’s Membership Rights, including any and all benefits to which the holder of such Units may be entitled as provided in this Operating Agreement, together with all obligations of such person to comply with the terms and conditions of this Operating Agreement.

ARTICLE 2

FORMATION AND NAME; PURPOSE; TERM

2.1 Amendment and Restatement. The Member hereby amends and restates the Amended and Restated Operating Agreement of the Company, dated as of November 20, 2012, and continues that certain limited liability company governed thereby upon the terms and conditions set forth in this Operating Agreement.

2.2 Formation. The Company was formed on December 31, 2000 by the filing of the Articles of Organization with the Department of Financial Institutions of the State of Wisconsin pursuant to the Act. The Member shall cause the execution, delivery and filing of, any necessary or advisable amendments or restatements to the Articles of Organization consistent with the terms of this Agreement, and any other certificates, notices, statements or other instruments (and any amendments or statements thereof) necessary or advisable for the operation of the Company in all jurisdictions where the Company may elect to do business.

2.3 Name of the Company. The name of the Company is Advanced Disposal Services Emerald Park Landfill, LLC. The Company may do business under that name and under any other name or names upon which the Member may, in the sole discretion of the Member, determine. If the Company does business under a name other than that set forth in the Articles of Organization, then the Company shall file a fictitious name registration as required by law.

2.4 Purpose. The Company is organized to conduct any lawful business under the laws of the various states of the United States of America.

2.5 Term. The term of the Company shall be perpetual, unless its existence is sooner terminated pursuant to Article 8.

2.6 Member. The name and present mailing address of the sole Member is set forth on Exhibit A.

ARTICLE 3

CAPITAL; CAPITAL ACCOUNTS

3.1 No Other Capital Contributions Required. The Member shall not be required to contribute any additional capital to the Company, and except as set forth in the Act, the Member shall not have any personal liability for any obligations of the Company.

3.2 Loans. The Member may, at any time, make or cause a loan to be made to the Company in any amount and on those terms upon which the Company and the Member agree.

3.3 Capital Accounts. A capital account shall be maintained by the Company for the Member.

ARTICLE 4

UNITS

4.1 Authorization and Issuance of Units.

(a) A total of one hundred (100) Units are hereby authorized for issuance. The number of Units authorized for issuance pursuant to this Section 4(a) may be increased from time to time as deemed necessary by the Member.

(b) Units issued for such consideration as the Member determines to be appropriate shall be deemed to be fully paid and non-assessable if the entire amount of such consideration has been received by the Company for such Units in the form of cash, property or services rendered.

4.2 Unit Certificates.

(a) Upon the issuance of Units to the Member in accordance with the provisions of this Agreement, the Company shall issue one or more Unit Certificates in the name of the Member. Each such Unit Certificate shall be denominated in terms of the number of Units evidenced by such Unit Certificate. “Unit Certificate” means a certificate issued by the Company, which evidences the ownership of one or more Units. Each Unit Certificate shall evidence an interest in Advanced Disposal Services Emerald Park Landfill, LLC and shall be a certificated security for purposes of Article 8 of the Uniform Commercial Code of the State of Wisconsin and the Uniform Commercial Code of any other jurisdiction. This provision shall not be amended, and no such purported amendment to this provision shall be effective until all outstanding certificates have been surrendered for cancellation.

(b) The Company shall issue a new Unit Certificate in place of any Unit Certificate previously issued if the holder of the Units represented by such Unit Certificate, as reflected on the books and records of the Company:

(i) makes proof by affidavit, in form and substance satisfactory to the Company, that such previously issued Unit Certificate has been lost, stolen or destroyed;

(ii) requests the issuance of a new Unit Certificate before the Company has notice that such previously issued Unit Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim in accordance with the terms and conditions of this Operating Agreement;

(iii) if requested by the Company, delivers to the Company a bond, in form and substance satisfactory to the Company, with such surety or sureties as the Company may direct, to indemnify the Company against any claim that may be made on account of the alleged loss, destruction or theft of the previously issued Unit Certificate; and

(iv) satisfies any other reasonable requirements imposed by the Company.

(c) Upon a Member’s Transfer in accordance with the provisions of this Agreement of any or all Units represented by a Unit Certificate, the transferee of such Units shall deliver such Unit Certificate to the Company for cancellation, and the Company shall thereupon issue a new Unit Certificate to such transferee for the number of Units being transferred and, if applicable, cause to be issued to such Member a new Unit Certificate for that number of Units that were represented by the canceled Unit Certificate and that are not being Transferred.

ARTICLE 5

PROFIT, LOSS, AND DISTRIBUTIONS

5.1 Distributions of Cash Flow. Cash flow for each taxable year of the Company shall be distributed to the Member at such times and in such amounts as the Member shall determine.

5.2 Allocation of Profit or Loss. All Profit or Loss shall be allocated to the Member.

5.3 Liquidation and Dissolution. If the Company is liquidated, the assets of the Company shall be distributed to the Member.

ARTICLE 6

MANAGEMENT: RIGHTS, POWERS, AND DUTIES

6.1 Management. The Company shall be managed solely by the Member.

6.2 Officers. The Company shall have such officers as may be designated by the Member from time to time, who shall act as agents of the Company, who shall have such powers as are usually exercised by comparably designated officers of a Wisconsin corporation and who shall have the power to bind the Company through the exercise of such powers, to the extent consistent with the terms hereof. The officers designated and/or confirmed shall, unless and until removed from office, act as agents of the Company.

6.3 Personal Services. The Member shall not be required to perform services for the Company solely by virtue of being a Member.

6.4 Liability and Indemnification. The Member shall not be liable, responsible, or accountable, in damages or otherwise, to the Company for any act performed by the Member with respect to Company matters. Additionally, the Company shall indemnify the Member for any act performed by the Member with respect to Company matters.

ARTICLE 7

TRANSFER OF INTEREST

7.1 Transfers by Member. The Member may Transfer all, or any portion of, the Member’s interest or rights in the Member’s Membership Rights to one or more Successors.

7.2 Transfer to a Successor. In the event of any Transfer of all or any part of the Member’s Interest to a Successor, the Successor shall immediately thereupon and without further action become a Member with all rights, powers and privileges associated herewith and the Company shall be continued.

7.3 Transfer by Secured Party. In the event the Interest is at any time pledged to a lender as security in connection with senior financing for the Company, the lender (or agent for the group of senior lenders) shall have the right to exercise its remedies under such pledge, to foreclose upon the Interest and/or to Transfer the Interest to itself or to a third party in connection with such exercises of remedies and/or foreclosure, all without further consent of the Member or any Successor.

ARTICLE 8

DISSOLUTION, LIQUIDATION, AND TERMINATION OF THE COMPANY

8.1 Events of Dissolution. The Company shall only be dissolved at such time as the Member determines to dissolve the Company.

8.2 Company Continues Upon Bankruptcy of the Member. Except as otherwise provided by the Member, the Company shall continue notwithstanding whether the Member: (a) makes an assignment for the benefit of creditors; (b) files a voluntary petition in bankruptcy; (c) is adjudged a bankrupt or insolvent, or has entered against the Member an order for relief, in any bankruptcy or insolvency proceeding; (d) files a petition or answer seeking for the Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation; (e) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding of this nature; or (f) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the Member or of all or any substantial part of the Member’s properties.

8.3 Procedure for Winding Up and Dissolution. If the Company is dissolved, the affairs of the Company shall be wound up. On winding up of the Company, the assets of the Company shall be distributed, first, to creditors of the Company in satisfaction of the liabilities of the Company, and then to the Member.

8.4 Filing of Articles of Dissolution. If the Company is dissolved, Articles of Dissolution shall be promptly filed with the Secretary of State by the Member.

ARTICLE 9

BOOKS, RECORDS, ACCOUNTING, AND TAX ELECTIONS

9.1 Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts opened in the Company’s name. The Member shall unanimously determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

9.2 Books and Records. The Member shall not be required to keep or cause to be kept complete and accurate books and records of the Company nor supporting documentation of the transactions with respect to the conduct of the Company’s business, except as otherwise required by law. The books and records, if any, shall be maintained in accordance with sound accounting principles and practices.

9.3 Annual Accounting Period. The annual accounting period of the Company shall be its taxable year.

9.4 Disregarded Entity. The Member intends that for as long as the Company has a single member the Company will be treated as a disregarded entity for any and all purposes under the Code and Treasury Regulations.

ARTICLE 10

GENERAL PROVISIONS

10.1 Applicable Law. All questions concerning the construction, validity, and interpretation of this Operating Agreement shall be governed by the laws of the State of Wisconsin.

10.2 Headings. The headings herein are inserted as a matter of convenience only, and do not define, limit, or describe the scope of this Operating Agreement or the intent of the provisions hereof.

10.3 Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person may in the context require.

10.4 Separability of Provisions. Each provision of this Operating Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Operating Agreement which are valid.

(signature page follows)

IN WITNESS WHEREOF, the Member has executed this Operating Agreement as of the date set forth hereinabove.

ADVANCED DISPOSAL SERVICES MIDWEST, LLC,
As Member

By:	MWSTAR WASTE HOLDINGS CORP.

By:
Name:	Scott Friedlander
Title:	Vice President – General Counsel, Secretary

[Signature Page to Second Amended and Restated Operating Agreement of Advanced Disposal Services Emerald Park Landfill, LLC]

EXHIBIT “A”

MEMBER NAME	ADDRESS	PERCENTAGE INTEREST
Advanced Disposal Services Midwest, LLC	90 Fort Wade Road Suite 300 Ponte Vedra, Florida 32081	100%